EXHIBIT 99.1

June 15, 2016

Dear Fellow Shareholder:

As previously announced, the Board of Directors of Bar Harbor Bankshares (the “Company”) declared a quarterly cash dividend of $0.27 per share of common stock payable June 15, 2016 to shareholders of record as of May 16, 2016. This cash dividend represents an increase of 0.50 cents, or 1.9%, compared with the prior quarter.  Further, it represents an increase of 2.0 cents or 8.0% compared with the second quarter of 2015.  This represents our twentieth consecutive quarter with a dividend increase.

For your convenience, I have enclosed our earnings press release and selected unaudited financial data for the three months ended March 31, 2016.

With continued very strong earnings reported for the first quarter, I am pleased to present the following highlights for the three months ended March 31, 2016:

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Net income amounted to $4.4 million, which represented an increase of $525 thousand or 13.5% compared with the first quarter of 2015.

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Diluted earnings per share were $0.72, representing an increase of $0.08, or 12.5% compared with the first quarter of 2015.

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Total assets at March 31, 2016 surpassed $1.6 billion, up $42.4 million or 2.7% compared with year-end 2015. We continue to achieve growth across asset categories to balance risk and diversify revenue sources.

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Total loans exceeded the one billion dollar threshold, ending the quarter at $1.01 billion, representing an increase of $16.5 million, or 1.7%, compared with year end. The market remains competitive as you can see pricing and disciplined loan structure are becoming strained.  Our team is holding to our principals, prospecting throughout the state, while staying within our risk appetite.  Total non-performing loans continued to decline, falling another $699 thousand, or 10.0% from year end December 31, 2015 to $6.3 million.

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Tax-equivalent net interest income, our principal revenue source was $11.9 million, up $422 thousand or 3.7% compared with the first quarter of 2015.  We continue to consistently communicate the correlation between service and pricing.  With most banks in search of earning asset growth, there remains significant pressure on pricing.  As we see price pressures play out in loan opportunities, so too must we remain steadfast in our careful approach to funding costs.

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Our return on average equity, return on average assets, and efficiency ratio were 11.18%, 1.10%, and 57.4%, respectively.  These industry benchmarks are the result of our strong earnings and reflect the efforts of a committed team that has accepted the challenge to relentlessly pursue the evolution of our Company.  The ability to sustain these important ratios while also investing in

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our company is truly representative of our commitment to our model of balancing growth and earnings.

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Our capital measures for both the Company and our Bank remain well above applicable regulatory standards for “well-capitalized” financial institutions.

We are very pleased by our ability to carry our momentum forward into the first quarter of 2016.  The challenge of aggressive competition is clearly pressuring margins, but we are committed to credit standards and articulating the value imbedded in the high level of service we provide.  Our teams are working diligently to be “thought providers” to our customers where possible rather than simply taking requests.  This has allowed us to maintain longstanding relationships and win new customers from around the state.  Commercial loan growth of $22.6 million while also dramatically contracting non-performing assets is one example of being focused on the right growth, rather than growth for growth’s sake.

Toward that end, we recently announced that the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with Lake Sunapee Bank Group (“Lake Sunapee”), with Bar Harbor Bankshares as the surviving corporation (the “Merger”). It is expected that existing Lake Sunapee Bank branches will continue to operate under the Lake Sunapee brand after the Merger is completed.  While a fully detailed proxy will be mailed detailing the transaction in greater detail, this opportunity is about seeking diversified growth across a broader footprint while not abandoning our roots as a true community bank.  Our two like-minded institutions would be the only community bank operating in the three states and leverage our scale to continue to responsibly invest in our company, our people, and the communities we call home.  We are excited about this opportunity and look forward to furthering the dialogue around this unique opportunity.

The consummation of the Merger is subject to various conditions, including (i) receipt of the requisite approval of the Merger Agreement and Merger by the shareholders of Bar Harbor Bankshares and Lake Sunapee, (ii) receipt of all required regulatory approvals, (iii) the absence of any law or order prohibiting the closing of the Merger, and (iv) the effectiveness of the registration statement to be filed by Bar Harbor Bankshares with the Securities and Exchange Commission (“SEC”) with respect to the Bar Harbor common stock to be issued in the Merger. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including the accuracy of the representations and warranties of the other party and compliance of the other party with its covenants.

As always, we remain committed to our model and to further evolving our institution to improve employee and customer experiences.  This is achieved through keeping communication, security, credit discipline, and compliance maintenance at the core of all that we do.  Despite many headwinds throughout the industry and the economy, we continue to be proud of the performance we are able to report to you, our valued shareholders.

Respectfully,

Curtis C. Simard

President & CEO

Enclosures

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This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause the Company's actual results to differ significantly from those expressed in any forward-looking statement. You should not rely uncritically on forward-looking statements because they involve significant known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results.  Some of the factors that could cause actual results to differ materially from current expectations include failure to complete the proposed Merger, the imposition of adverse regulatory conditions in connection with regulatory approval of the proposed Merger, disruption to the parties’ businesses as a result of the announcement and pendency of the Merger, the inability to realize expected cost savings or to implement integration plans and other adverse consequences associated with the Merger, changes in general economic conditions, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within the Company's markets, changes in the financial condition of the the Bar Harbor Bank & Trust's borrowers and other factors discussed in the reports that the Company files with the SEC. The forward-looking statements contained herein represent our judgment as of the date of this report, and we caution readers not to place undue reliance on such statements. For further information, please refer to the Company's reports filed with the SEC.